Exhibit 99.1

Active Power Reports Second Quarter 2013 Results

Adjusted EBITDA Increased 34% to $1.3 Million in First Half of 2013
versus Same Period in 2012

AUSTIN, Texas (July 30, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), reported results for the second quarter ended June 30, 2013.

Q2 2013 Highlights

•	Revenue totaled $20.2 million, up $1.6 million sequentially.

•	Gross margin was 34.3% versus 29.6% in the previous quarter.

•	Net income was $0.3 million or $0.02 per share compared to $0.5 million or $0.03 per share in the second quarter of 2012.

•	Adjusted EBITDA was $1.1 million compared to $1.4 million in the second quarter of 2012.

•	Operating cash flow was a negative $0.2 million compared to a negative $2.7 million in the second quarter of 2012.

•	COMLINK, a broadband, data center, and cloud services communications provider, selected Active Power to support its new facility's mission critical hosting and cloud services ecosystem.

•	Datum, a business class data center provider, deployed Active Power's CleanSource® 1000 kVA UPS system at its flagship colocation facility in the United Kingdom.

•	Joined the Russell Microcap Index, which is widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

Q2 2013 Financial Results
Revenue in the second quarter of 2013 was $20.2 million compared to $18.6 million in the previous quarter and $21.7 million in the second quarter of 2012. The sequential increase was due to the increase in MIS and service revenues, while the decrease from the year-ago quarter was attributed to a decline in UPS sales partially offset by the increase in MIS and service revenues. For the first six months ended June 30, 2013, revenue was $38.8 million compared to $41.5 million in the same period in 2012.

Gross margin in the second quarter of 2013 was 34.3% compared to 29.6% in the previous quarter and 35.9% in the second quarter of 2012. The sequential increase in gross margin was due to a lower mix of sales through multi-tier distribution and strong service revenues associated with MIS sales compared to the first quarter of 2013. The decrease in gross margin from the year-ago quarter was primarily due to higher unabsorbed manufacturing costs related to product sales in the second quarter of 2013 when compared to the second quarter of 2012. For the first six months ended June 30, 2013, gross margin was 32.0% compared to 31.5% in the first six months of 2012.

Net income in the second quarter of 2013 was $0.3 million or $0.02 per share, compared to a loss of $0.3 million or $(0.01) per share in the previous quarter and net income of $0.5 million or $0.03 per share in the second quarter of 2012. The change to profitability from the prior quarter was due primarily to improved profit related to service revenue partially offset by an increase in operating expenses. The decrease in net income from the same year-ago quarter was primarily due to an increase in foreign exchange currency costs. For the first six months ended June 30, 2013, net income was $0.1 million compared to a net loss of $0.7 million in the first six months of 2012.

Adjusted EBITDA for the second quarter of 2013 was $1.1 million compared to $0.2 million in the previous quarter and $1.4 million in the second quarter of 2012. The sequential quarterly increase was due to improved net income and higher depreciation expense and stock based compensation expense in the second quarter of 2013. The decrease in adjusted EBITDA from the year-ago quarter was due to lower net income and lower depreciation expense in the second quarter of 2013. For the first six months ended June 30, 2013, adjusted EBITDA was $1.3 million compared to $1.0 million in the first six months of 2012. See "About Presentation of Adjusted EBITDA" below for the definition of adjusted EBITDA, a non-GAAP financial metric, and an important discussion about the use of this metric and its reconciliation to GAAP net income, the most directly comparable GAAP financial measure.

Cash and cash equivalents were $14.5 million at June 30, 2013, compared to $15.0 million in the previous quarter and $13.5 million at December 31, 2012.

Management Commentary
"Strong sales of modular infrastructure solutions dominated our product mix in the second quarter of 2013," said Dr. Ake Almgren, chairman, for Active Power. "This mix contributed to the sequential quarterly increases in service sales and gross margin and in part enabled us to achieve positive net income in the quarter."

"We believe we have established a solid platform and a pipeline of new products that are coming to fruition, supporting our strategy for profitable growth. We plan to leverage these elements to strengthen Active Power as a highly differentiated competitor in the market."

Outlook
Active Power expects third quarter 2013 revenue to range between $15 million and $18 million. Third quarter earnings per share is expected to range between $(0.09) and $(0.04). Changes in cash and investments in the third quarter are expected to be minimal and driven by changes in working capital requirements.

Based on its sales outlook for the remainder of the year, the company is targeting sequential year-over-year revenue growth with positive adjusted EBITDA and breakeven to positive net income.

This outlook for the third quarter and full year is subject to a number of factors, including those outside of the company's control, such as customer changes to their deployment schedules, which may cause actual revenues and earnings to differ from these expectations.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, July 30, 2013, at 4:30 p.m. (ET) to discuss its second quarter 2013 results. Interested parties can dial into the conference call at the time of the event at (866) 963-1218. For callers outside the U.S. and Canada, please dial (904) 520-5763.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power's investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS) that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. The combined benefits of its products' power density, reliability, and total cost of ownership are unmatched in the market and enable the world's leading companies to achieve their most forward thinking data center designs. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to our platform and pipeline supporting our strategy for profitable growth; plans to leverage these elements to strengthen us as a highly differentiated competitor; our revenue and earnings per share guidance for the third quarter of 2013; our expected changes in cash and investments in the third quarter; and our expected revenue, adjusted EBTDA, and net income for the full year.

Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors including Digital China Information Service Company; our increased emphasis on larger and more complex system solutions; the success of our product development efforts and our ability to manufacture and deliver products in a timely manner; the level of acceptance of our current and future products in the market; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations; and product performance and quality issues.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Media Contact:
Lee Higgins
Senior Public Relations Manager
512-744-9488
lhiggins@activepower.com

Investor Contact:
Ron Both
Liolios Group, Inc.
949-574-3860
acpw@liolios.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Product revenue	$15,385	$17,481	$31,021	$33,887
Service and other revenue	4,810	4,178	7,784	7,570
Total revenue	20,195	21,659	38,805	41,457

Cost of goods sold:
Cost of product revenue	10,623	11,358	21,627	23,354
Cost of service and other revenue	2,650	2,529	4,754	5,024
Total cost of goods sold	13,273	13,887	26,381	28,378
Gross profit	6,922	7,772	12,424	13,079

Operating expenses:
Research and development	1,800	1,432	3,431	2,720
Selling and marketing	3,033	3,897	5,970	7,444
General and administrative	1,579	1,940	2,713	3,484
Total operating expenses	6,412	7,269	12,114	13,648
Income (Loss) from Operations	510	503	310	(569)

Interest expense, net	(82)	(52)	(164)	(166)
Other income (expense), net	(96)	39	(87)	78

Net Income (Loss)	$332	$490	$59	$(657)

Net Income (Loss) per share, basic	$0.02	$0.03	$0.00	$(0.04)
Net Income (Loss) per share, diluted	$0.02	$0.03	$0.00	$(0.04)

Shares used in computing net income (loss) per share, basic	19,296	19,094	19,261	18,036
Shares used in computing net income (loss) per share, diluted	19,491	19,193	19,476	18,036

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Three Months Ended
	June 30, 2013	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$14,512	$13,524
Restricted cash	615	-
Accounts receivable, net of allowance for doubtful accounts of $412 and $488 at June 30, 2013 and December 31, 2012, respectively	19,257	17,862
Inventories, net	11,913	11,079
Prepaid expenses and other	573	567
Total current assets	$46,870	43,032
Property and equipment, net	3,042	2,458
Deposits and other	288	309
Total assets	$50,200	$45,799

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,640	$4,036
Accrued expenses	5,450	4,948
Deferred revenue	4,133	4,568
Revolving line of credit	5,535	5,535
Total current liabilities	$22,758	19,087
Long-term liabilities	689	713
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 30,000 shares authorized; 19,347 and 19,171issued and 19,291 and 19,125 outstanding at June 30, 2013 and December 31, 2012, respectively	19	19
Treasury stock	(193)	(144)
Additional paid-in capital	289,562	288,619
Accumulated deficit	(262,758)	(262,817)
Other accumulated comprehensive income	123	322
Total stockholders' equity	26,753	25,999
Total liabilities and stockholders' equity	$50,200	$45,799

Active Power, Inc.
Supplemental Information

Revenue by Product	3 Months Ended				6 Months Ended
	June 30,				June 30,
	2013	% of total	2012	% of total	2013	% of total	2012	% of total
UPS	$2,816	14%	$9,553	44%	$14,422	37%	$13,769	33%
MIS	12,569	62%	7,928	37%	16,599	43%	20,118	49%
Total Product Revenue	15,385	76%	17,481	81%	31,021	80%	33,887	82%
Service	4,810	24%	4,178	19%	7,784	20%	7,570	18%
Total Revenue	$20,195	100%	$21,659	100%	$38,805	100%	$41,457	100%

Revenue by Geography

Americas	$18,473	91%	$15,177	70%	$30,565	78%	$28,584	69%
Asia	505	3%	1,145	5%	3,775	10%	10,118	24%
EMEA	1,217	6%	5,337	25%	4,465	12%	2,755	7%
Total Revenue	$20,195	100%	$21,659	100%	$38,805	100%	$41,457	100%

Adjusted EBITDA
(Thousands)

	Three		Six
	Months Ended		Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Income (Loss)	$332	$490	$59	$(657)
Interest Expense	82	52	164	166
Depreciation Expense	297	395	559	647
Stock Based Compensation	391	409	528	773
Impairment of Long-Lived Assets	(13)	27	(30)	27
Adjusted EBITDA	$1,089	$1,373	$1,280	$956

About Presentation of Adjusted EBITDA
Beginning with the reporting of results for the fourth quarter of 2012, the company began to report the measures of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP.